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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071
                                 (800) 217-9608

                                January 15, 2004


Dear Limited Partner:

         You should have already received the tender offer documents, including the Amended and Restated Offer to Purchase dated December 17, 2004, we recently mailed you offering to acquire your units of limited partnership interest in MCCOMBS REALTY PARTNERS. The offer was originally scheduled to expire on January 16, 2004. BY THIS LETTER, WE ARE NOTIFYING YOU THAT WE HAVE EXTENDED THE TENDER OFFER UNTIL MIDNIGHT, NEW YORK TIME, ON JANUARY 30, 2004. As of January 14, 2004, 425 units, or 2.9%, had been tendered to us in response to this offer.

         Our offer provides you with an opportunity to gain liquidity for your investment and to eliminate the cost and record keeping associated with limited partnership tax reporting. If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         If you have not already done so, please remember, that to accept our offer the enclosed Amended and Restated Acknowledgement and Agreement must be received before January 30, 2004.

         If you have any questions or need assistance in completing the enclosed Amended and Restated Acknowledgement and Agreement, please contact our information agent, The Altman Group, Inc., toll free, at (800) 217-9608.

         IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE DISREGARD THIS
LETTER.

                                            AIMCO PROPERTIES, L.P..


                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.


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         By Mail:                   By Overnight Courier:                    By Hand:


 1275 Valley Brook Avenue       1275 Valley Brook Avenue             1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071    Lyndhurst, New Jersey 07071          Lyndhurst, New Jersey 07071

                      By Facsimile:                      By Telephone:
                     (201) 460-0050                TOLL FREE (800) 217-9608
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